Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-173402, 333-173402-01 through 333-173402-13

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 6, 2011)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

HAWKER BEECHCRAFT NOTES COMPANY

$400,000,000 8.5% Senior Fixed Rate Notes due April 1, 2015

$400,000,000 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015

$300,000,000 9.75% Senior Subordinated Notes due April 1, 2017

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 6, 2011. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated May 6, 2011, with respect to the 8.5% Senior Fixed Rate Notes due April 1, 2015, 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and 9.75% Senior Subordinated Notes due April 1, 2017, including any amendments or supplements thereto.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 10 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any of the proceeds of such sales.

GOLDMAN, SACHS & CO.

September 6, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report) September 6, 2011

(Date of earliest event reported) September 6, 2011

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

HAWKER BEECHCRAFT NOTES COMPANY

(Exact name of registrant as specified in its charter)

Delaware Delaware	333-147828 333-147828-08	71-1018770 20-8650498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10511 East Central, Wichita, Kansas

(Address of principal executive offices)

67206

(Zip code)

(316) 676-7111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Material Compensatory, Plan, Contract or Arrangement.

On September 6, 2011, Hawker Beechcraft Acquisition Company, LLC and Hawker Beechcraft Notes Company (collectively, “the Company”) announced that Ms. Karin-Joyce “KJ” Tjon Sien Fat, age 49, will serve as the Company’s Chief Financial Officer and principal financial officer, effective immediately. Ms. Tjon will simultaneously become Chief Financial Officer of Hawker Beechcraft, Inc. (“HBI”), parent company of the Company. The agreement in place with Interim Executive Services, LLC, pursuant to which Thomas Patrick Kelly served as Chief Financial Officer and principal financial officer, terminated on September 6, 2011.

Ms. Tjon Sien Fat’s compensation program includes: (i) an annual base salary of $300,000; (ii) participation in the Management Incentive Plan with a target incentive of 75% of her base annual salary, pro-rated from September through December for 2011; (iii) a $100,000 signing bonus payable within four weeks of beginning her employment; and (iv) a relocation allowance of $3,000 per month for 30 months. Subject to approval by the HBI Board of Directors, Ms. Tjon Sien Fat will receive a grant of 80,000 restricted stock units that will be exchangeable for shares of common stock of HBI under certain circumstances. In addition, Ms. Tjon Sien Fat will be entitled to 18 months of severance pay if, as a result of a change in control, her scope of authority is materially diminished from the level in effect on her hiring date, and such diminishment is not for cause. There will be no severance payable if there is a change in control and she maintains her position as Chief Financial Officer of the Company or the business that consists of substantially all of the assets of the Company, notwithstanding the fact that she may no longer be the Chief Financial Officer of HBI, the parent company.

From 2002 to August 2011, Ms. Tjon Sien Fat served in increasingly responsible roles as Director, Senior Director and finally, as Managing Director, for Alvarez & Marsal, LLC. None of Ms. Tjon Sien Fat’s experience prior to September 6, 2011 was with a parent, subsidiary or other affiliate of the Company.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is furnished with this report:

Exhibit Number	Description

99.1	Press Release, dated September 6, 2011.

1

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

By Hawker Beechcraft, Inc., its Sole Member

/s/ Alexander L. W. Snyder
Alexander L. W. Snyder Vice President, General Counsel and Secretary

HAWKER BEECHCRAFT NOTES COMPANY

/s/ Alexander L. W. Snyder
Alexander L. W. Snyder Vice President, General Counsel and Secretary

Date: September 6, 2011

2

Exhibit 99.1

News Release

Media contact:

Nicole Alexander

+1.316.676.3212

Nicole_Alexander@hawkerbeechcraft.com

www.hawkerbeechcraft.com

Twitter: @HBCnews

Hawker Beechcraft Names Karin-Joyce “KJ” Tjon as Chief Financial Officer

WICHITA, Kan. (Sept. 6, 2011) – Hawker Beechcraft Corporation (HBC) today announced the appointment of Karin-Joyce “KJ” Tjon as its new Chief Financial Officer (CFO). Tjon joins the company’s Senior Leadership Team and will be responsible for the management and direction of the company’s finance and accounting organization.

Tjon brings more than 20 years of experience in all facets of management and international corporate finance in both public and private environments. She joins HBC from Alvarez & Marsal, LLC, a leading global professional services firm, where she spent approximately 10 years, most recently as Managing Director. Tjon has held CFO positions for several companies in a variety of industries, such as manufacturing, transportation, and telecommunications, where she built world-class international finance teams. She has also worked on numerous performance improvement projects in the areas of cash management, operations and acquisition integration.

Tjon holds an MBA in finance from Columbia University’s Graduate School of Business and a bachelor’s degree in management and organizational behavior from Ohio University.

Hawker Beechcraft Corporation is a world-leading manufacturer of business, special mission, light attack and trainer aircraft – designing, marketing and supporting aviation products and services for businesses, governments and individuals worldwide. The company’s headquarters and major facilities are located in Wichita, Kan., with operations in Salina, Kan.; Little Rock, Ark.; Chester, England, U.K.; and Chihuahua, Mexico. The company leads the industry with a global network of more than 100 factory-owned and authorized service centers. For more information, visit www.hawkerbeechcraft.com.

- More -

Hawker Beechcraft Names Karin-Joyce “KJ” Tjon as Vice President and Chief Financial Officer – Page 2

###

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results may differ significantly from those envisaged by our forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions, production delays resulting from lack of regulatory certifications and other factors, competition in our existing and future markets, lack of market acceptance of our products and services, the substantial leverage and debt service resulting from our indebtedness, loss or retirement of key executives and other risks disclosed in our filings with the Securities and Exchange Commission.